Exhibit 3.737
ARTICLES OF ORGANIZATION
     The undersigned, with the intention of creating a Maryland Limited Liability Company files the following Articles of Organization:
(1) The name of the Limited Liability Company is: Prince George’s County Landfill, LLC.

(2) The purpose for which the Limited Liability Company is filed is as follows: non-hazardous solid waste management.

(3) The address of the Limited Liability Company in Maryland is 300 Ritchie Road, Capitol Heights, MD 20743.
(4) The resident agent of the Limited Liability Company in Maryland is The Corporation Trust Incorporated whose address is 300 East Lombard Street, Baltimore, Maryland 21202.

(5) /s/ Jo Lynn White

Jo Lynn White

Secterary
Authorized Person(s)

The Corporation Trust Incorporated
(6) /s/ [ILLEGIBLE]
Resident Agent

RETURN TO:

(7)